U.S. HOME & GARDEN INC.

                           OFFER TO PURCHASE FOR CASH
     UP TO 700,000 9.4% CUMULATIVE TRUST PREFERRED SECURITIES OF U.S. HOME & GARDEN TRUST I AT A PURCHASE PRICE OF $15.00 PER TRUST PREFERRED SECURITY

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 14, 2000, UNLESS THE OFFER IS EXTENDED.

     U.S. Home & Garden Inc., a Delaware corporation (the "Company"), hereby invites the securityholders of U.S. Home & Garden Trust I, its subsidiary (the "Trust") to tender the 9.4% Cumulative Trust Preferred Securities (the "Trust Securities") to the Company upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will pay, a price of $15.00 per Trust Security in cash (the "Purchase Price") for Trust Securities validly tendered pursuant to the Offer. The Company will buy 700,000 Trust Securities (or such lesser number of Trust Securities as are validly tendered) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 700,000 Trust Securities pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF TRUST SECURITIES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS NOR THE TRUST OR ITS ADMINISTRATIVE TRUSTEES MAKES ANY RECOMMENDATION TO ANY SECURITYHOLDER OF THE TRUST AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING TRUST SECURITIES. SECURITYHOLDERS OF THE TRUST MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER TRUST SECURITIES AND, IF SO, HOW MANY TRUST SECURITIES TO TENDER.

     CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY WHO ARE ALSO ADMINISTRATIVE TRUSTEES OF THE TRUST MAY TENDER TRUST SECURITIES PURSUANT TO THE OFFER.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the address and telephone number set forth on the back cover of this Offer to Purchase.

December 15, 1999

                                    IMPORTANT

     Any securityholder of the Trust desiring to tender all or any portion of such securityholder's Trust Securities should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to Continental Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the Certificates for such Trust Securities to the Depositary or follow the procedure for book-entry delivery set forth in Section 3 hereof, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction on the securityholder's behalf. A securityholder of the Trust having Trust Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such securityholder desires to tender such Trust Securities. Securityholders of the Trust who desire to tender Trust Securities and whose certificates for such Trust Securities are not immediately available or who cannot comply with the procedure for book-entry transfer by the expiration of the Offer must tender such Trust Securities by following the procedures for guaranteed delivery set forth in Section 3 hereof.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY OR THE TRUST OR ITS ADMINISTRATIVE TRUSTEES AS TO WHETHER SECURITYHOLDERS OF THE TRUST SHOULD TENDER OR REFRAIN FROM TENDERING TRUST SECURITIES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATIONS, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE TRUST OR ITS ADMINISTRATIVE TRUSTEES.

                                     SUMMARY


     This general summary is provided for the convenience of the Trust's securityholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Trust Securities
to be Purchased.......................  700,000 Trust Securities (or such lesser number of Trust Securities as are
                                        validly tendered).

Purchase Price .......................  The Company will pay a cash price of
                                        $15.00 per Trust Security for Trust
                                        Securities validly tendered.

How to Tender Trust Securities .......  See Section 3. Call the Information
                                        Agent, at the telephone number set forth on the back cover of this Offer to Purchase or consult your broker for assistance.

Brokerage Commissions ................  None.

Transfer Tax .........................  None, if payment is made to the registered holder.

Expiration and Proration Dates .......  January 14, 2000, at 5:00 PM, New York
                                        City time, unless extended by the
                                        Company.

Payment Date .........................  As soon as practicable after the
                                        Expiration Date (as defined in Section
                                        1).

Odd Lots .............................  There will be no proration of Trust
                                        Securities tendered by any
                                        securityholder of the Trust who (1)
                                        beneficially owns less than 100 Trust
                                        Securities in the aggregate (2) tenders
                                        all of such Trust Securities at the
                                        Purchase Price prior to the Expiration
                                        Date and (3) checks the "Odd Lots" box
                                        in the Letter of Transmittal.

Withdrawal Rights ....................  Tendered Trust Securities may be
                                        withdrawn at any time until 5:00 PM, New
                                        York City time, on Friday, January 14,
                                        2000, unless the Offer is extended by
                                        the Company and after 5:00 PM, New York
                                        City time, on Friday, February 11, 2000
                                        if not purchased pursuant to the Offer
                                        by such time. See Section 4.

Position of the Company and its
Board of Directors; Tender by Certain
Executive Officers and Directors
of the Company .......................  Neither the Company nor its Board of
                                        Directors makes any recommendation to
                                        any securityholder of the Trust as to
                                        whether to tender or refrain from
                                        tendering Trust Securities. Certain
                                        executive officers and directors of the
                                        Company who are also Administrative
                                        trustees of the Trust may tender Trust
                                        Securities pursuant to the Offer.

Background and Purpose of
The Offer ............................  The Company is making the Offer because the Board of Directors of the Company
                                        believes that, given the Company's
                                        business, assets and prospects and the
                                        current market price of the Trust
                                        Securities, the purchase of the Trust
                                        Securities is in the best interests of
                                        the Company and is an attractive use of
                                        the Company's funds.

                                TABLE OF CONTENTS

SUMMARY........................................................................3
INTRODUCTION...................................................................6
1.    Number of Trust Securities; Proration....................................7
2.    Tenders By Holders Of Fewer Than 100 Trust Securities....................9
3.    Procedure for Tendering Trust Securities.................................9
4.    Withdrawal Rights.......................................................13
5.    Purchase of Trust Securities and Payment of Purchase Price..............13
6.    Certain Conditions of the Offer.........................................14
7.    Price Range of Trust Securities.........................................17
8.    Interest of Directors and Executive Officers of the
      Company and Trustees of the Trust; Transactions and
      Arrangements Concerning the Trust Securities............................17
9.    Background and Purpose of the Offer.....................................18
10.   Certain Information About the Trust and the Company.....................19
11.   Source and Amount of Funds..............................................23
12.   Effects of the Offer on the Market for Trust Securities;
      Registration Under The Exchange Act.....................................24
13.   Certain Legal Matters; Regulatory Approvals.............................24
14.   Certain Federal Income Tax Consequences.................................25
15.   Extension of the Offer; Termination; Amendments.........................27
16.   Fees and Expenses.......................................................28
17.   Additional Information..................................................28
18.   Miscellaneous...........................................................29

TO THE HOLDERS OF 9.4% CUMULATIVE
TRUST PREFERRED SECURITIES:

                                  INTRODUCTION

     The Company hereby invites the securityholders of the Trust to tender Trust Securities to the Company, upon the terms and subject to the conditions of the Offer. The Company will pay $15.00 per Trust Security in cash (the "Purchase Price") for Trust Securities validly tendered pursuant to the Offer. The Company will buy 700,000 Trust Securities (or such lesser number of Trust Securities as are validly tendered) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 700,000 Trust Securities pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF TRUST SECURITIES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     If more than 700,000 Trust Securities (or such greater number of Trust Securities as the Company may elect to purchase) are validly tendered before the Expiration Date (as defined in Section 1), the Company will accept Trust Securities for purchase first from all Odd Lot Owners (as defined in Section 2) who validly tender all of their Trust Securities and then on a pro rata basis, if necessary, from all other securityholders of the Trust who validly tender Trust Securities. See Sections 1 and 2. The Company will return all Trust Securities not purchased under the Offer because of proration. Tendering securityholders of the Trust will not be obligated to pay solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the Company's purchase of Trust Securities pursuant to the Offer. The Company will pay certain fees and expenses of Continental Stock Transfer & Trust Company (the "Depositary") and Georgeson Shareholder Communications Inc., which is acting as the Information Agent in connection with the Offer. See Section 16.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS NOR THE TRUST OR ITS ADMINISTRATIVE TRUSTEES MAKES ANY RECOMMENDATION TO ANY SECURITYHOLDER OF THE TRUST AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING TRUST SECURITIES. SECURITYHOLDERS OF THE TRUST MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER TRUST SECURITIES AND, IF SO, HOW MANY TRUST SECURITIES TO TENDER. CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY WHO ARE ALSO ADMINISTRATIVE TRUSTEES OF THE TRUST MAY TENDER TRUST SECURITIES PURSUANT TO THE OFFER.

     The Company is making the Offer because the Board of Directors of the Company believes that, given the Company's business, assets and prospects and the current market price of the Trust Securities, the purchase of the Trust Securities is in the best interests of Company and is an attractive use of the Company's funds. See Section 9.

     After this Trust Security repurchase is completed, the Company believes that it will have sufficient liquidity to operate its existing business.

     THE OFFER PROVIDES SECURITYHOLDERS OF THE TRUST WITH THE OPPORTUNITY TO SELL ALL OR A PORTION OF THEIR TRUST SECURITIES AT THE PURCHASE PRICE OF $15.00 PER TRUST SECURITY.

This Offer to Purchase contains forward-looking statements within the meaning of the federal securities laws. A number of factors could cause the Company's actual operating performance or financial results to differ materially from those anticipated. These include but are not limited to, the ability of the Company to successfully integrate any future businesses or product lines acquired into existing operations, the Company's growth strategy, customer concentration, outstanding indebtedness, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, protection of trademarks and other proprietary rights, the general condition of the economy and other risks detailed in the Company's Securities and Exchange Commission filings.

     As of the close of trading on December 14, 1999, there were 2,530,000 Trust Securities outstanding. The 700,000 Trust Securities that the Company is offering to purchase represent approximately 28% of the Trust Securities outstanding as of December 14, 1999. The Trust Securities are traded on the American Stock Exchange ("AMEX") under the symbol "UHG.Pr.A". On December 14, 1999, the last full trading day prior to the commencement of the Offer, the closing per Trust Security sales price as reported on AMEX was $14.125. THE COMPANY URGES SECURITYHOLDERS OF THE TRUST TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE TRUST SECURITIES.

1.   Number of Trust Securities; Proration.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase 700,000 Trust Securities (or such lesser number of Trust Securities as are validly tendered on or prior to the Expiration Date) at a price of $15.00 per Trust Security. THE TERM "EXPIRATION DATE" MEANS 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JANUARY 14, 2000, UNLESS THE COMPANY, IN ITS SOLE DISCRETION, EXTENDS THE PERIOD OF TIME DURING WHICH THE OFFER IS OPEN, IN WHICH EVENT THE TERM "EXPIRATION DATE" SHALL REFER TO THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED BY THE COMPANY, EXPIRES. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 6. Subject to Section 2, if the Offer is oversubscribed, Trust Securities tendered at the Purchase Price prior to the Expiration Date (except for tenders by Odd Lot Owners) will be subject to proration. The proration period also expires on the Expiration Date.

     The Company will, upon the terms and subject to the conditions of the Offer, pay $15.00 per Trust Security (the "Purchase Price") for Trust Securities validly tendered pursuant to the Offer. The Company will buy 700,000 Trust Securities (or such lesser number as are validly tendered at a price of $15.00 per Trust Security) pursuant to the Offer. As described in Section 15, the Company reserves the right, in its sole discretion, to purchase more than 700,000 Trust Securities pursuant to the Offer.

     In accordance with Instruction 2 of the Letter of Transmittal, each securityholder of the Trust desiring to tender Trust Securities must tender Trust Securities only at the Purchase Price. All Trust Securities not purchased pursuant to the Offer, including Trust Securities not purchased because of proration, will be returned to the tendering securityholders of the Trust at the Company's expense as promptly as practicable following the Expiration Date.

     Upon the terms and subject to the conditions of the Offer, if the number of Trust Securities validly tendered prior to the Expiration Date is less than or equal to 700,000 Trust Securities (or such greater number of Trust Securities as the Company may elect to purchase pursuant to the Offer), the Company will purchase at the Purchase Price all Trust Securities so tendered.

     Upon the terms and subject to the conditions of the Offer, if prior to the Expiration Date more than 700,000 Trust Securities (or such greater number of Trust Securities as the Company elects to purchase) are validly tendered at the Purchase Price, the Company will accept Trust Securities for purchase in the following order of priority:

     o first, all Trust Securities validly tendered at the Purchase Price prior to the Expiration Date and not withdrawn by any Odd Lot Owner (as defined in Section 2) who:

          (1) tenders all Trust Securities beneficially owned by such Odd Lot Owner at the Purchase Price (partial tenders will not qualify for this preference); and

          (2) completes the section captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

     o then, after the purchase of all foregoing Trust Securities, all other Trust Securities validly tendered at the Purchase Price before the Expiration Date and not withdrawn, on the pro rata basis, if necessary (with adjustments to avoid purchases of fractional Trust Securities).

     If the proration of tendered Trust Securities is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each securityholder of the Trust tendering Trust Securities other than Odd Lot Owners will be based on the ratio of the number of Trust Securities tendered by such securityholder to the total number of Trust Securities tendered by all securityholders other than Odd Lot Owners. Although the Company does not expect to be able to announce the final results of such proration until approximately seven AMEX trading days after the Expiration Date, the Company will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Securityholders may obtain such preliminary information from the Information Agent, at the telephone number set forth on the back cover of this Offer to Purchase and may be able to obtain such information from their brokers or financial advisors.

     As described in Section 14, the number of Trust Securities that the Company purchases from a securityholder of the Trust, and the order in which they are purchased, may affect the federal income tax consequences of such purchase to the securityholder and therefore may be relevant to a Securityholder's decision whether to tender Trust Securities. The letter of

Transmittal affords each tendering securityholder of the Trust the opportunity to designate the order of priority in which Trust Securities tendered are to be purchased in the event of proration.

2.   Tenders By Holders Of Fewer Than 100 Trust Securities.

     The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Trust Securities validly tendered on or prior to the Expiration Date at the Purchase Price by or on behalf of securityholders of the Trust who beneficially own and continue to own as of the Expiration Date, an aggregate of fewer than 100 Trust Securities ("Odd Lot Owners"). To avoid proration, however, the Odd Lot Owner must validly tender all Trust Securities that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Trust Securities, even if such holders have separate Certificates for fewer than 100 Trust Securities. Any Odd Lot Owner wishing to tender, free of proration, all Trust Securities beneficially owned by such Odd Lot Owner must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the notice of Guaranteed Delivery.

3.   Procedure for Tendering Trust Securities.

     Proper Tender of Trust Securities. For Trust Securities to be validly tendered pursuant to the Offer:

     o the certificates for such Trust Securities (or confirmation of receipt of such Trust Securities pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or an Agent's Message (as defined below) in connection with a book entry transfer of Trust Securities, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

     o the tendering securityholder of the Trust must comply with the guaranteed delivery procedure set forth below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as hereinafter defined) to and received by the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Trust Securities which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that securityholder may enforce such agreement against such participant.

     AS SPECIFIED IN INSTRUCTIONS 3 AND 4 OF THE LETTER OF TRANSMITTAL, EACH SECURITYHOLDER OF THE TRUST DESIRING TO TENDER TRUST

SECURITIES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "DESCRIPTION OF TRUST SECURITIES TENDERED" ON THE LETTER OF TRANSMITTAL THE NUMBER OF TRUST SECURITIES BEING TENDERED; PROVIDED, HOWEVER, THAT AN ODD LOT OWNER MAY CHECK THE BOX IN THE SECTION ENTITLED "ODD LOTS" INDICATING A TENDER OF ALL OF SUCH SECURITYHOLDER'S TRUST SECURITIES AT THE PURCHASE PRICE.

     Odd Lot Owners who tender all of their Trust Securities must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 1.

     Signature Guarantees And Method Of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Trust Securities exactly as the name of the registered holder (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Trust Securities) appears on the certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Trust Securities are tendered for the account of a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office, branch or agency in the United States which is a member of one of the Stock Transfer Association's approved medallion programs (such as the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program) (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If a certificate representing Trust Securities is registered in the name of a person other the signer of a Letter of Transmittal, or if payment is to be made, or Trust Securities not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Trust Securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Trust Securities (or a timely confirmation of a book-entry transfer of such Trust Securities into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a Book-Entry Transfer and any other documents required.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SECURITYHOLDER OF THE TRUST. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Federal Income Tax Backup Withholding. To prevent federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each securityholder of the Trust who does not otherwise establish an exemption from such withholding must notify the Depositary of such securityholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 (included in the Letter of Transmittal). Foreign securityholders of the Trust may be required to submit Form W-8 (or a substitute form), certifying non-United States status, in order to avoid backup withholding. See Instruction 10 of the Letter of Transmittal.

     EACH SECURITYHOLDER OF THE TRUST SHOULD CONSULT SUCH SECURITYHOLDER'S TAX ADVISOR AS TO WHETHER SUCH SECURITYHOLDER IS SUBJECT TO OR EXEMPT FOR FEDERAL INCOME TAX WITHHOLDING.

     For a discussion of certain other federal income tax consequences to tendering Securityholders of the Trust, see Section 14.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Trust Securities at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Trust Securities by causing such facility to transfer such Trust Securities into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Trust Securities may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a Book-Entry transfer and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Guaranteed Delivery. If a securityholder of the Trust desires to tender Trust Securities pursuant to the Offer and such securityholder's certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Trust Securities may nevertheless be tendered, provided that all of the following conditions are satisfied:

     o    such tender is made by or through an Eligible Institution;

     o the Depositary receives (by hand, mail, facsimile or telegram), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, which includes a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

     o the certificates for all tendered Trust Securities in proper form for transfer (or confirmation of book-entry transfer of such Trust Securities into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three AMEX trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     Determination of Validity; Rejection of Trust Securities; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Trust Securities to be accepted, the price to be paid therefor, the form of documents, the terms of the Offer and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Trust Securities will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may in the opinion of the Company's counsel be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Trust Securities. No tender of Trust Securities will be deemed to be validly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company determines. None of the Company, the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give such notice.

     Tender Constitutes an Agreement. The Company's acceptance for payment of Trust Securities tendered pursuant to the Offer will constitute a binding agreement between the tendering holder of the Trust Securities and the Company upon the terms and subject to the conditions of the Offer.

     Securityholder's Acceptance of Terms and Conditions of Offer; Representation and Warranty of Securityholder. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person (directly or indirectly) to tender Trust Securities for his own account unless, at the time of tender and at the end of the proration period (including any extension thereof), the person so tendering (i) has a net long position equal to or greater than the amount of Trust Securities tendered in (x) Trust Securities or (y) other securities immediately convertible into, exercisable for, or exchangeable for the amount of Trust Securities tendered and will acquire such Trust Securities for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Trust Securities to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Trust Securities pursuant to any one of the procedures described above will constitute the tendering securityholder's acceptance of the terms and conditions of the Offer as well as the tendering securityholder's representation and warranty that (i) such securityholder has a net long position in the Trust Securities being tendered within the meaning of Rule 14e-4, (ii) the tender of such Trust Securities complies with Rule 14e-4 and (iii) such securityholder has the full power and authority to tender such Trust Securities in accordance with the terms of the Offer.

4.   Withdrawal Rights.

     Except as otherwise provided in this Section 4, the tender of Trust Securities pursuant to the Offer is irrevocable. Trust Securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company, may also be withdrawn after 5:00 PM, New York City time, on Friday, February 11, 2000.

     For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written notice of withdrawal. Such notice of withdrawal must specify the name of the person who tendered the Trust Securities to be withdrawn, the number of Trust Securities to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Trust Securities. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering securityholder must also submit the serial numbers shown on the particular certificates evidencing the Trust Securities to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Trust Securities tendered by an Eligible Institution). In case of Trust Securities tendered by Book-Entry Transfer, the name and number of the account at the Book-Entry Facility to be credited with the withdrawn Trust Securities must be provided. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give such notice. Any Trust Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Trust Securities may, however, be retendered by the Expiration Date by again following any of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Trust Securities or is unable to purchase Trust Securities pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Trust Securities, and the Trust Securities may not be withdrawn except to the extent tendering Securityholders are entitled to withdrawal rights as described in this Section 4.

5.   Purchase of Trust Securities and Payment of Purchase Price.

     Upon the terms and subject to the conditions of the Offer, the Company will pay the Purchase Price for validly tendered Trust Securities, and will accept for payment (and thereby purchase) as soon as practicable after the Expiration Date Trust Securities validly tendered. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Trust Securities which are tendered at the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Trust Securities for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer (including proration), the Company will purchase and pay the Purchase Price for 700,000 Trust Securities (subject to increase or decrease as provided in Section 1 and Section 15) or such lesser number of Trust

Securities as are validly tendered as promptly as practicable after the Expiration Date. No alternative, conditional or contingent tenders will be accepted, and no fractional Trust Securities will be purchased.

     Payment for Trust Securities purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering securityholders solely for the purpose of receiving payment from the Company and transmitting payment to the tendering securityholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Trust Securities accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately seven AMEX trading days after the Expiration Date. Certificates for all Trust Securities not purchased, including Trust Securities not purchased due to proration, will be returned (or, in the case of Trust Securities tendered by book-entry transfer, such Trust Securities will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Trust Securities) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering Securityholder. UNDER NO CIRCUMSTANCES WILL THE COMPANY PAY INTEREST ON THE PURCHASE PRICE, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT. IN ADDITION, IF CERTAIN EVENTS OCCUR, THE COMPANY MAY NOT BE OBLIGATED TO PURCHASE TRUST SECURITIES PURSUANT TO THE OFFER. See Section 6.

     The Company will pay all transfer taxes, if any, payable on the transfer of Trust Securities purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Trust Securities are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

     THE COMPANY MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE INTERNAL REVENUE SERVICE (THE "IRS") 31% OF THE GROSS PROCEEDS PAID TO ANY TENDERING SECURITYHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 3.

6.   Certain Conditions of the Offer.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Trust Securities tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for any Trust Securities tendered, if at any time on or after January 14, 2000, and at or before the time of purchase of any such Trust Securities, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or inaction by the Company), makes it inadvisable to proceed with the Offer or with such purchase or payment:

     o there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which; (1) challenges, seeks to make illegal, delays or otherwise, directly or indirectly, restrains or prohibits the making of the Offer, the acquisition of Trust Securities pursuant to the Offer or otherwise relates in any manner to or affects the Offer or (2) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

     o there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly: (1) challenge, seek to make illegal, delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acquisition of Trust Securities pursuant to the Offer or otherwise relate in any manner to or affect the Offer or (2) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

     o there shall have occurred: (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States, (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (3) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (5) any significant decrease in the market price of the Trust Securities or in the general level of market prices of equity securities in the United States or abroad, (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the Company's business, operations or prospects or the trading in the Trust Securities or that, in the sole judgment of the Company, makes it inadvisable to proceed with the Offer or (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof; or

     o any change shall have occurred, be pending or be threatened in the business, condition (financial or other), income, operations, Trust Security ownership or prospects of the Company and its subsidiaries taken as a whole, which, in the Company's sole judgment, is or may be material to the Company, or any other event shall have occurred which, in the Company's sole judgment, may impair the Offer's contemplated benefits to the Company; or

     o a tender or exchange offer for any or all of the Trust Securities (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person; or

     o (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Trust Securities (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission (the "Commission") before December 15, 1999), (2) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission before December 15, 1999 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Trust Securities or (3) any person, entity or group shall have made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities.

     The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this Section 6 shall be final and binding on all parties.

7.   Price Range of Trust Securities.

     The Trust Securities are traded on AMEX under the symbol "UHG.Pr.A." The following table sets forth for the periods indicated the high and low sales prices per Trust Security as reported on AMEX, during the period from April 1998 (the first month of trading for the Trust Securities) until December 14, 1999.

Fiscal Year Ended June 30, 1998                          High           Low

4th Quarter (commencing April 1998) ..............     $25.2500       $24.3750

Fiscal Year Ended June 30, 1999
1st Quarter ......................................     $24.9375       $22.0000
2nd Quarter ......................................      23.3750        19.8750
3rd Quarter ......................................      22.5625        22.0000
4th Quarter ......................................      22.5000        22.6250

Fiscal Year Ended June 30, 2000
1st Quarter ......................................     $21.6250       $15.2500
2nd Quarter (through December 14, 1999 ...........      15.6875        12.0000


     On December 14, 1999, the last trading day prior to the commencement of the Offer, the closing per Trust Security sales price as reported on AMEX was $14.125. THE COMPANY URGES SECURITYHOLDERS OF THE TRUST TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE TRUST SECURITIES.

8. Interest of Directors and Executive Officers of the Company and Trustees of the Trust; Transactions and Arrangements Concerning the Trust Securities.

     As of December 14, 1999, the Company had issued and outstanding 2,530,000 Trust Securities. The 700,000 Trust Securities that the Company is offering to purchase represent approximately 28% of the Trust Securities outstanding as of December 14, 1999.

     Certain executive officers and directors of the Company who are also Administrative trustees of the Trust may participate in the Offer on the same basis as the Trust's other securityholders. The Company has been advised that two executive officers may tender up to an aggregate of 25,800 Trust Securities pursuant to the Offer. Robert Kassel, Chief Executive Officer, President and Chairman of the Board of Directors of the Company and an Administrative Trustee of the Trust currently holds 18,800 of such Trust Securities and Richard Raleigh, Chief Operating Officer and a Director of the Company and an Administrative Trustee of the Trust currently holds 7,000 of such Trust Securities.

     Neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Trust (including, but not limited to, any contract, arrangement, understanding relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

     Except as disclosed in this Offer and the documents incorporated by reference herein, the Company has no plans or proposals which relate to or would result in (a) the acquisition by any person of additional securities of the Trust or the disposition of securities of the Trust; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Trust or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Trust or any of its subsidiaries; (d) any change in the present management of the Trust; (e) any material change in the present dividend rate or policy, indebtedness or capitalization of the Trust ;
(f) any other material change in the Trust's structure or business; (g) any actions which may impede the acquisition of control of the Trust by any person;
(h) a class of equity security of the Trust being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of the Trust becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the any obligation the Trust may have to file reports pursuant to Section 15(d) of the Exchange Act.

9.   Background and Purpose of the Offer.

     The Company is making the Offer because the Board of Directors of the Company believes that, given the Company's business, assets and prospects and the current market price of the Trust Securities the purchase of the Trust Securities is in the best interests of the Company and is an attractive use of the Company's funds.

     Based on the foregoing, the Board of Directors decided that it would be in the best interests of the Company to make the Offer and to consummate the repurchase of Trust Securities in accordance with the terms of the Offer.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS NOR THE TRUST OR ITS ADMINISTRATIVE TRUSTEES MAKES ANY RECOMMENDATION TO ANY SECURITYHOLDER OF THE TRUST AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SECURITYHOLDER'S TRUST SECURITIES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SECURITYHOLDERS OF THE TRUST ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER TRUST SECURITIES AND, IF SO, HOW MANY TRUST SECURITIES TO TENDER.

     Any Trust Securities that the Company acquires pursuant to the Offer are expected to either become authorized but unissued Trust Securities or held in treasury by the Company and will be available for the Company to reissue without further securityholder action (except as required by applicable law or the rules of any securities exchange, including the AMEX, on which the Trust Securities are listed).

10.  Certain Information About the Trust and the Company.

     The Trust is a statutory business trust created under Delaware law pursuant to (i) the Amended and Restated Trust Agreement of the Trust among the Company, as depositor, the Wilmington Trust Company, as delaware trustee, the Wilmington Trust Company as property trustee, certain administrative trustees and the holders of the Trust Securities (the "Trust Agreement"), and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on March 16, 1998. The Trust's business and affairs are conducted by the property trustee, the Delaware trustee and three individual administrative trustees who are officers of the Company. The Trust was created and exists for the exclusive purposes of
(i) issuing and selling the Trust Securities which sales were effected in April 1998, (ii) using the proceeds from the sale of the Trust Securities to acquire the 9.4% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") issued by the Company which mature on April 15, 2028 and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Junior Subordinated Debentures are the sole assets of the Trust and payments by the Company under the Junior Subordinated Debentures and the Expense Agreement between the Company and the Trust are the sole revenues of the Trust. The Junior Subordinated Debentures bear interest at an annual rate of 9.4% payable monthly in arrears on the 15th day of each calendar month. Distributions on the Trust Securities are paid at the annual rate of 9.4% of the stated liquidation amount of $25 per Trust Security, payable monthly in arrears on the 15th day of each calendar month. All securityholders tendering Trust Securities pursuant to this Offer shall continue to receive distributions on such Trust Securities until the Expiration Date. All of the common securities of the Trust are owned by the Company. The common securities rank pari passu, and payments will be made thereon pro rata, with the Trust Securities, except that upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture dated as of April 17, 1998 between the Company and the Wilmington Trust Company, as trustee, the rights of the Company as holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise are subordinated to the rights of the holders of the Trust Securities. The Trust has a term of 31 years, but may dissolve earlier as provided in the Trust Agreement.

     The Company has executed an irrevocable guarantee, on a subordinated basis, of the Trust's obligations under the Trust Securities, but only to the extent that the Trust has funds sufficient to make such payments, and therefore is not a guarantee of collection (the "Guarantee").

     The Company has agreed to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Trust Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert, other than the defense of payment. The following payments with respect to the Trust Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payment'), are subject to the Guarantee: (i) any accumulated and unpaid Distributions (as such term is defined in the Guarantee) required to be paid on the Trust Securities, to the extent that the Trust has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Trust Securities), the lesser of (a) the Liquidation Distribution (as such term is defined in the Guarantee) and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred

Securities, after satisfaction of liabilities to creditors of the Trust as required by law. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Trust Securities or by causing the Trust to pay such amounts to such holders.

     The Company is a leading manufacturer and marketer of a broad range of consumer lawn and garden products. The Company's products include weed preventive landscape fabrics, fertilizer spikes, decorative landscape edging, weed trimmer replacement heads, shade cloth and root feeders, which are sold under recognized brand names such as WeedBlock(R) , Jobe's(R), Emerald Edge(R), Weed Wizard(TM) Shade Fabric(TM), Ross(R), and Tensar(R). The Company markets its products through most large national home improvement and mass merchant retailers, including Home Depot, Lowe's, Kmart, Wal-Mart and Home Base.

     The Trust and the Company each have their principal offices located at 655 Montgomery Street, San Francisco, California 94111 and their telephone number is
(415) 616-8111.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The table below includes summary historical financial information of the Company. Certain information concerning the Trust, which is a subsidiary of the Company and is exempt from reporting requirements under Sections 13 or 15(d) under the Exchange Act, is included in the Company's financial statements. The summary financial information has been derived from the audited consolidated financial statements as reported in the Company's Annual Report on Form 10-K for the year ended June 30, 1999 and the unaudited consolidated financial statements as reported in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999, and such reports are incorporated herein by reference. In the opinion of management, the unaudited financial statements for the three months ended September 30, 1999 and 1998 reflect all adjustment necessary for a fair statement of the results of operations for the interim periods. However, the results of operations for any interim period are not necessarily indicative of results for the full year. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and related notes included in the reports referred to above. Copies of these reports may be obtained from the Commission in the manner specified in "Additional Information" below.

                             U.S. HOME & GARDEN INC.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                      (In thousands, except per Share data)

                                                               Three Months Ended             Year Ended
                                                                  September 30,                June 30,
                                                               --------------------     ---------------------
                                                                1999         1998         1999         1998
                                                               -------      -------      -------      -------
                                                                   (unaudited)
Income Statement Data:
     Net sales and operating revenues and other revenues       $12,985      $10,768      $89,346      $67,149
     Income/(loss) before extraordinary item                    (1,981)      (1,223)       2,049        6,976
     Net income/(loss)                                          (1,981)      (1,223)       2,049        5,526
Balance Sheet Data:
     Working capital                                            29,517       42,868       32,874       46,743
     Total assets                                              130,408      116,937      137,464      126,813
          Total tangible assets                                 48,774       53,770       55,267       63,418
     Total indebtedness                                         78,250       63,250       78,750       63,250
     Total Stockholders' equity                                 43,546       47,619       46,484       51,599
Per Share Data:
     Income per Common Share before extraordinary item           (0.10)       (0.06)        0.10         0.39
     Extraordinary items                                            --           --           --        (0.08)
     Net income per Common Share                                 (0.10)       (0.06)        0.10         0.31
     Net income per Share on a fully diluted basis               (0.10)       (0.06)        0.09         0.24
     Ratio of earnings to fixed charges(1)                        N.A.         N.A.          139%         383%
     Book value per Share as of the most recent fiscal           $2.24        $2.38        $2.39        $2.59
year end and as of the date of the latest interim balance
sheet

               NOTES TO SUMMARY HISTORICAL FINANCIAL INFORMATION

(1) Due to the seasonal nature of the Company's operations, the Company incurred pre tax losses from operations during the quarter ended September 30, on a historical and pro forma basis.

                SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information sets forth for the periods set forth below the historical financial information concerning the Company as adjusted to give effect to the purchase of 700,000 Trust Securities at a Purchase Price of $15.00 per Trust Security pursuant to the Offer to Purchase. The pro forma adjustments assume the transaction occurred, for purposes of the summary consolidated income statement, as of the first day of the period presented, and, for purposes of the consolidated balance sheet, as of the balance sheet date. The pro forma financial information does not purport to be indicative of the results that may be obtained in the future or that would have actually been obtained had the Offer occurred as of the dates indicated. The pro forma information should be read in conjunction with the Summary Historical Financial Information.

                             U.S. HOME & GARDEN INC.

                SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      (In thousands, except per Share data)

                                                               Three Months Ended      Year Ended
                                                                  September 30,         June 30,
                                                               --------------------     --------
                                                                1999         1998         1999
                                                               -------      -------      -------
                                                                          (unaudited)
Income Statement Data:
     Net sales and operating revenues and other revenues       $12,985      $10,768       $89,346
     Income/(loss) before extraordinary item                    (1,870)      (1,108)        2,534
     Net income/(loss) (2)                                      (1,870)       2,577         6,219
Balance Sheet Data:
     Working capital                                            26,602       40,457        29,833
     Total assets                                              127,204      113,737       134,634
          Total tangible assets                                 46,359       51,359        53,226
     Total indebtedness                                         71,250       56,250        71,750
     Total Stockholders' equity                                 47,342       51,419        50,654
Per Share Data:
     Income per Common Share before extraordinary item           (0.10)       (0.05)         0.13
     Extraordinary items (2)                                        --         0.18          0.19
     Net income per Common Share                                 (0.10)        0.13          0.32
     Net income per Share on a fully diluted basis               (0.10)        0.13          0.26
     Ratio of earnings to fixed charges: (1)                      N.A.         N.A.           156%
     Book value per Share as of the most recent fiscal           $2.43        $2.57         $2.61
year end and as of the date of the latest interim balance
sheet

                NOTES TO UNAUDITED PROFORMA FINANCIAL INFORMATION

(1) Due to the seasonal natural of the Company's operations, the Company incurred pre tax losses from operations during the quarters ended September 30 on a historical and pro forma basis.

(2) The extraordinary gain for retirement of debt is $3,685,000. This gain results from a $7 million pre-tax gain less an $889,000 write off of deferred debt costs and a tax provision of $2,426,000.

11.  Source and Amount of Funds.

     Assuming that the Company purchases 700,000 Trust Securities pursuant to the Offer at a Purchase Price of $15.00 per Trust Security, the Company expects the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, to be approximately $10,600,000. The Company anticipates that the funds necessary to purchase Trust Securities pursuant to the Offer and to pay the related fees and expenses will come from its credit facility.

     On October 13, 1998, the Company entered into a credit agreement (the "Credit Agreement") with the Bank of America N.A. (the "Bank"). The Credit Agreement provides for a revolving credit facility of up to $25 million to finance the cost of acquisitions by the Company (the "Acquisition Facility") and a revolving credit facility of up to $20 million to finance the Company's working capital requirements (the "Working Capital Facility"). Both of such credit facilities expire on October 14, 2001, at which time borrowings under the acquisition Facility are payable on a term loan basis in quarterly installments commencing December 31, 2001, with the final installment maturing on September 30, 2004 and, unless refinanced, borrowings under the Working Capital Facility mature on such expiration date. In addition, borrowings under the Acquisition Facility are subject to mandatory prepayment from the net proceeds of certain dispositions of assets, and certain losses or condemnation of property, from excess cash (as defined in the Credit Agreement) generated by the Company and its subsidiaries and 50% of the net proceeds of any new issuances of the Company's capital stock after such expiration date. Mandatory prepayments by the Company prior to such expiration have the effect of reducing the Acquisition Facility by the prepayment amount. In addition, during a period of 30 consecutive days during the period July 1 to December 1 in each year, no borrowings can be outstanding under the Working Capital Facility. The Company has the right under the Credit Agreement to terminate or permanently reduce the Bank's commitments under such credit facilities in the minimum amount of $1.0 million and multiples thereof subject to the payment to the Bank of "reduction fees" of 1% of the amount terminated or reduced on or prior to December 31, 1999 and 0.5% of the amounts terminated or reduced thereafter. Borrowings under such credit facilities bear interest at variable annual rates selected by the Company based on LIBOR ("London Interbank Offered Rate"), or the higher of 0.5% above the then current Federal Funds Rate or the Bank's prime rate plus, in each case, an applicable marginal rate of interest.

     The Company's obligations under the Credit Agreement are guaranteed by its subsidiaries and secured by a security interest in favor of the Bank in substantially all of the assets of the Company and substantially all of its subsidiaries. Upon the occurrence of an event of default specified in the Credit Agreement, the maturity of loans outstanding under the Credit Agreement may be accelerated by the Bank, which may also foreclose its security interest on the assets of the Company and its subsidiaries.

     Under the Credit Agreement, the Company and its subsidiaries are required, among other things to comply with (a) certain limitations on incurring additional indebtedness, liens and guaranties, on dispositions of assets, payment of cash dividends and cash redemption and repurchases of securities, and
(b) certain limitations on merger, liquidations, changes in business, investments, loans and advances, affiliate transactions and certain acquisitions. In addition, the Company must comply with certain financial tests and ratios. A violation of any of these covenants constitutes an event of default under the Credit Agreement.

12. Effects of the Offer on the Market for Trust Securities; Registration Under The Exchange Act.

     The Company's purchase of Trust Securities pursuant to the Offer will reduce the number of Trust Securities that might, otherwise trade publicly and is likely to reduce the number of securityholders of the Trust. Nonetheless, the Company anticipates that there will still be a sufficient number of Trust Securities outstanding and publicly traded following the Offer to ensure a continued trading market in the Trust Securities on AMEX.

     Based on the published guidelines of AMEX, the Company believes that its purchase of Trust Securities pursuant to the Offer will not cause its remaining Trust Securities to be delisted from AMEX.

     The Trust Securities are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Trust Securities. The Company believes that, following the purchase of Trust Securities pursuant to the Offer, the Trust Securities will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Trust Securities are registered under the Exchange Act, however, the Trust is exempt from the reporting obligations under Sections 13 and 15(d) of the Exchange Act by virtue of its status as solely a financing subsidiary of the Company that has no independent operation and whose obligations with respect to the Trust Securities are subject to the Guarantee. The Company believes that its purchase of Trust Securities pursuant to the Offer will not result in the Trust Securities becoming eligible for deregistration under the Exchange Act.

13.  Certain Legal Matters; Regulatory Approvals.

     The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of Trust Securities as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Trust Securities as contemplated by the Offer. After this Trust Security repurchase is completed, the Company believes that it will have sufficient liquidity to operate its existing business. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Trust Securities tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Trust Securities are subject to certain conditions. See Section 6.

14.  Certain Federal Income Tax Consequences.

     The following discussion is a summary of the material federal income tax consequences to holders of the Trust Securities arising from the disposition thereof pursuant to the Offer. The following discussion assumes the accuracy of the facts set forth in the Offer to Purchase. The discussion set forth in this section, unless otherwise stated, deals only with Trust Securities held as capital assets by United States Persons (defined below) As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States as determined for United States federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. The tax treatment of holders may vary depending on their particular situation. The following discussion does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign investors, investors that hold the Trust Securities as part of a hedging, straddle, constructive sale, or conversion or other risk reduction transaction or whose functional currency is not the U.S. dollar. In addition, the following discussion does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Trust Securities. The following discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     The following discussion does not address the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income and other tax consequences of the purchase, ownership and disposition of Trust Preferred Securities.

     The authorities on which the discussion herein are based are subject to various interpretations, and is not binding on the IRS or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the interpretations expressed herein or that a court would not sustain such a challenge.

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF DISPOSITION OF THE TRUST SECURITIES PURSUANT TO THE OFFER INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

     Classification of the Trust

     In connection with the issuance of the Trust Securities, the Company believes that, under current law and assuming compliance with the terms of the Trust Agreement, the Trust has been and will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the Trust Securities has been and will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each securityholder has been and will be required to include in its gross income its pro rata share of the interest income or original issue discount ("OID") that is paid or accrued on the Junior Subordinated Debentures.

     Classification of the Junior Subordinated Debentures

     The Company intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Trust Security, each holder covenanted to treat the Junior Subordinated Debentures as indebtedness and the Trust Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. No assurance can be given relating to the classification of the Junior Subordinated Debentures as indebtedness and no assurance can be given that such position of the Company will not be challenged by the IRS or, if challenged, that such a challenge will not be successful. The remainder of this "Certain Federal Income Tax Consequences" section assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

     Sales or Redemption of Trust Preferred Securities

     Gain or loss will be recognized by a securityholder on the sale of Trust Securities pursuant to the Offer in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income) and the securityholder's adjusted tax basis in the Trust Securities sold or so redeemed. Gain or loss recognized by a securityholder on Trust Securities held for more than one year will generally be taxable as long-term capital gain or loss. Amounts attributable to accrued interest or OID with respect to a securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income will be taxable as ordinary income.

     Backup Withholding Tax

     To prevent federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each securityholder of the Trust who does not otherwise establish an exemption from such withholding must notify the Depositary of such securityholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 (included in the Letter of Transmittal). Foreign securityholders of the Trust may be required to submit Form W-8 (or a substitute form), certifying non-United States status, in order to avoid backup withholding. See Instruction 10 of the Letter of Transmittal.

     EACH SECURITYHOLDER OF THE TRUST SHOULD CONSULT SUCH SECURITYHOLDER'S TAX ADVISOR AS TO WHETHER SUCH SECURITYHOLDER IS SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

15.  Extension of the Offer; Termination; Amendments.

     The Company expressly reserves the right, at any time or from time to time, in its sole discretion, and regardless of whether any of the conditions specified in Section 6 shall have occurred, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Trust Securities not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Trust Securities upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement.

     The Company's reservation of the right to delay payment for Trust Securities that it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that the Company permit Trust Securities tendered pursuant to the Offer to be withdrawn: (i) at any time during the period the Offer remains open and (ii) if not yet accepted for payment, after the expiration of forty business days from the commencement of the Offer. Rule 13e-4(f)(5) requires that the Company must either pay the consideration offered or return the Trust Securities tendered promptly after the termination or withdrawal of the Offer.

     Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, at any time or from time to time, to amend the Offer in any respect, including increasing or decreasing the number of Trust Securities the Company may purchase or the price it may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time by public announcement of the amendment, and in the case of an extension, the announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Securityholders in a manner reasonably designed to inform Securityholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the PR Newswire.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Trust Securities, the Company increases the number of Trust Securities being sought and any such increase in the number of Trust Securities being sought exceeds 2% of the outstanding Trust Securities, or the Company decreases the number of Trust Securities being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of the period of ten business days.

16.  Fees and Expenses.

     The Company has retained Continental Stock Transfer & Trust Company, as Depositary and Georgeson Shareholder Communication Inc. as Information Agent in connection with the Offer. The Depositary and Information Agent will each receive reasonable and customary compensation for their services. The Company will also reimburse the Depositary and the Information Agent for out-of-pocket expenses and indemnify them against certain liabilities and expenses in connection with the Offer, including certain liabilities and expenses under the Federal Securities laws. Neither the Depositary nor the Information Agent has not been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Trust Securities pursuant to the Offer. The Company will, however, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of this Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Trust Securities, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17.  Additional Information.

     The Trust is exempt from reporting obligations under Sections 13 and 15(d) of the Exchange Act, however, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary changes from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington DC 20549. The Commission maintains an internet web site at http://www.sec.gov containing reports, proxy statements and other information regarding companies that file reports electronically with the Commission.

18.  Miscellaneous.

     The Offer is not being made to, nor will the Company accept tenders from, holders of Trust Securities in any jurisdiction in which the Offer or its acceptance would not comply with the securities or blue sky laws of such jurisdiction.

     The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Trust Securities would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Company makes a good faith effort to comply with any state law deemed applicable to the Offer, if it cannot do so, the Company believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                                     U.S. Home & Garden Inc.


December 15, 1999

                                                                      Appendix A


                    Certain Transactions In Trust Securities

     During the 40 business days prior to December 14, 1999, the following purchases were made in Trust Securities by certain executive officers and directors of the Company who are also Administrative Trustees of the Trust:

                                                                   PURCHASE
                                                                    PRICE
                                                                     PER
                                                                     TRUST
                                       DATE           SHARES       SECURITY

          Robert Kassel               10/20/99         8,900       $13.625
          Richard Raleigh             10/29/99           800         15.00
                                       11/8/99         1,000         15.125
                                       11/8/99           200         15.00
                                       11/9/99         1,900         14.75
                                       11/9/99           900         15.125
                                      11/10/99           100         14.875
                                      11/15/99           100         14.75
                                      11/15/99         2,000         14.875

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Trust Securities and any other required documents should be sent or delivered by each securityholder of the Trust or such securityholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:

                    CONTINENTAL STOCK TRANSFER TRUST COMPANY

                       By Mail, Overnight Courier or Hand:
                                   2 Broadway
                            New York, New York 10004
                      Attention: Reorganization Department

                            By Facsimile Transmission
                        (for eligible institutions only):

                                 (212) 616-7610

                      Confirm facsimile by telephone only:

                             (212) 509-4000 Ext. 535

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth below. Securityholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:
                                    GEORGESON
                                   SHAREHOLDER
                               COMMUNICATIONS INC.

                                 17 State Street
                                   10th Floor
                            New York, New York 10004
                Bankers and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll-Free: (800) 223-2064